Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-251165 on Form S-3 and Registration Statement Nos. 333-204759, 333-204758, 333-167525, 333-65556 and 333-239040 on Form S-8 of our reports dated February 25, 2022, relating to the financial statements of Alliance Data Systems Corporation and subsidiaries and the effectiveness of Alliance Data Systems Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 25, 2022